Exhibit 8.3

REEDER & SIMPSON P.C.

ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960	Telephone: 011-692-625-3602 Facsimile: 011-692-625-3603 Email: dreeder@ntamar.net r.simpson@simpson.gr

[              ], 2015

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, New York 10171

Re: Genco Shipping & Trading Limited (the “Company”)

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”) counsel to Genco Shipping & Trading Limited, a non-resident domestic corporation formed under the laws of the RMI (the “Company”), in connection with the offer and sale of shares of common stock of the Company pursuant to a Registration Statement on Form S-4 (Registration No. 333-203822) (the “Registration Statement”) and the prospectus included therein (the “Prospectus”).  In connection therewith, we have prepared the discussion set forth in the Prospectus under the caption “The Merger — Marshall Islands Tax Considerations” (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus in respect of the discussion set forth under the caption “The Merger — Marshall Islands Tax Considerations”.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the Prospectus.  This consent does not constitute an admission that we are an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Sincerely,

Reeder & Simpson, P.C.